Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor's report dated March 28, 2025 with respect to the consolidated financial statements of Medicus Pharma Ltd. (formerly Interactive Capital Partners Corp.) (the "Company") as at December 31, 2023 and for the year then ended, in this Annual Report on Form 10-K. We also consent to the to the use and incorporation by reference in the Offering Statement of the Company on Form 1-A (No. 024-12573).

/s/ MNP LLP

March 28, 2025

Mississauga, Canada